Exhibit 10.26

THE PEP BOYS - MANNY, MOE & JACK
LONG TERM DISABILITY SALARY CONTINUATION PLAN

The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation, hereby establishes effective as of October 1, 1979, as amended and restated on March 26, 2002, a long term disability salary continuation plan (hereinafter referred to as the "Plan") for the benefit of those employees who are eligible to participate as herein provided.

ARTICLE I.

Definitions

1.1. "Administrator" or "Plan Administrator" shall mean the committee designated by the Employer's Board of Directors to administer the Plan in accordance with the terms hereof.

1.2. "Commencement Date" for any Eligible Employee shall mean the date that coverage begins under this Plan for such Eligible Employee as set forth in
Section 2.1.

1.3. "Compensation" shall mean 100% of an Eligible Employee's base annual salary determined as of the date he suffers a Disability.

1.4. "Coverage Year" means each twelve-month period during which an Eligible Employee is covered under this Plan beginning on the Commencement Date or an anniversary thereof and ending on each subsequent anniversary thereof during which such coverage is provided.

1.5. "Disability" with respect to the Chief Executive Officer of the Employer shall have the meaning set forth in his Employment Agreement with the Employer and for all other Eligible Employees shall mean that due to Injuries or Sickness the Eligible Employee (a) is unable to perform the substantial and material duties of his occupation, as determined in the sole discretion of a physician appointed by the Administrator to make such determination and (b) is receiving care by a physician which is appropriate for the condition causing the Disability. If continued care would be of no benefit to the Eligible Employee, the condition set forth in Section 1.5(b) shall be waived. For purposes hereof, the term "Injuries" shall mean accidental bodily injuries occurring while the individual is an Eligible Employee, and the term "Sickness" shall mean sickness or disease.

1.6. "Eligible Employee" or "Participant" shall mean key employees of the Employer, including officers and directors who are key employees who are designated by the Employer's Board of Directors to participate in this Plan.

1.7. "Employer" shall mean The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation.

1.8. "Insurer" shall mean a licensed insurance company from which long term disability salary continuation policies are purchased to provide a portion of the benefits under the Plan.

1.9. "Plan Year" shall mean and be the period corresponding to the Employer's fiscal year for Federal income tax reporting purposes.

1.10. "Uniform Percentage" shall mean the percentage of Compensation benefits hereunder that the Administrator determines, in its sole discretion, to fund for an Eligible Employee through the purchase of one or more insurance policies pursuant to Section 3.4.

ARTICLE II.

Participation

2.1. Commencement. An Eligible Employee's coverage hereunder shall commence on the earlier of:
(a) the date an insurance policy is purchased to provide a portion of his benefit hereunder as provided at Section 3.4; and
(b) ninety (90) days after the individual is designated as an Eligible Employee; provided, however, that if there is a delay in the issuance of an insurance policy intended to provide a portion of such Eligible Employee's benefit hereunder that is attributable to the actions or inactions of the Eligible Employee, the 90-day period set forth above shall be increased by the period of delay caused by the actions or inactions of the Eligible Employee.

2.2. Termination. An Eligible Employee's coverage hereunder shall terminate on the earliest of the date (a) his designation as an Eligible Employee is terminated by the Employer's Board of Directors, (b) his employment with the Employer terminates for any reason other than an event giving rise to benefits hereunder, (c) he attains age 65 and (d) the Plan is terminated.

ARTICLE III.

Benefits and Funding

3.1. Amount of Benefit. An Eligible Employee's annual benefit hereunder, payable in monthly installments, shall be his Compensation; provided, however, that if the Employer is unable to obtain an insurance policy for the Eligible Employee to fund the benefit obligation hereunder at a commercially reasonable price when compared with the insurance policies obtained for other Eligible Employees, as determined by the Administrator in its sole discretion, or the policy as obtained excludes the Disability from coverage for the Eligible Employee that suffers a Disability, then the Eligible Employee's annual benefit hereunder, payable in monthly installments, shall equal: (a) sixty percent (60%) of Compensation, if the Eligible Employee's Disability occurs during the first Coverage Year; (b) seventy percent (70%) of Compensation, if the Eligible Employee's Disability occurs during the second Coverage Year; (c) eighty percent (80%) of Compensation, if the Eligible Employee's Disability occurs during the third Coverage Year; (d) ninety percent (90%) of Compensation, if the Eligible Employee's Disability occurs during the fourth Coverage Year; or
(e) one hundred percent (100%) of Compensation, if the Eligible Employee's Disability occurs during the fifth Coverage Year or thereafter.

3.2. Commencement of Benefits. Benefits shall commence upon the date an Eligible Employee suffers a Disability.

3.3. Termination of Benefits. Benefits shall terminate on the earliest of the date (a) the condition giving rise to benefits no longer qualifies as a Disability, (b) the Eligible Employee attains age 65 or (c) the Eligible Employee dies.

3.4. Funding Policy. The Employer shall pay the benefits provided hereunder out of its general assets. The Employer shall purchase from such Insurer or Insurers selected by it an insurance policy on each Eligible Employee providing payment for disability in a Uniform Percentage, as determined by the Administrator, of each Eligible Employee's Compensation.

3.5. Insurance Policies. To the extent administratively feasible, the Employer shall attempt to purchase insurance policies with uniform definitions of Disability with respect to all Eligible Employees. The Employer shall be the owner and beneficiary of any insurance policies purchased in connection with the Plan.

ARTICLE IV.

Termination and Amendments

4.1. Amendments. The Employer may, by appropriate resolution of its Board of Directors, amend this Plan in whole or in part.

4.2. Termination. The Employer reserves the right to terminate this Plan in its entirety at any time by an appropriate resolution of its Board of Directors.

ARTICLE V.

Plan Administration

5.1. Named Fiduciary and Plan Administrator. The Employer, by resolution of its Board of Directors, shall designate a committee consisting of three or more persons which shall be the Administrator and Named Fiduciary (within the meaning of the Employee Retirement Income Security Act of 1974 (hereinafter referred to as "ERISA")) of this Plan. The committee shall have the authority to control and manage the operation and administration of the Plan. The committee shall act by majority vote.

5.2. Delegation of Duties. The committee may (a) delegate all or a portion of the responsibilities of controlling and managing the operation and administration of the Plan to one or more persons; and (b) appoint such agents, advisors, counsel, or other representatives to render advise with regard to any of its responsibilities under the Plan. Wherever the term "committee" is used herein in connection with the operation or administration of the Plan, such term shall include all delegates appointed by the committee.

5.3. Powers and Duties. The responsibility to control and manage the operation and administration of the Plan shall include, but shall not be limited to, the performance of the following acts:

(a) The filing of all reports required of the Plan.

(b) The distribution to Eligible Employees and beneficiaries of all reports and other information required of the Plan.

(c) The keeping of complete records of the administration of the Plan.

(d) The promulgation of rules and regulations for administration of the Plan consistent with the terms and provisions of the Plan.

(e) The interpretation of the Plan including the determination of any questions of fact arising under the Plan and the making of all decisions required by the Plan, except those expressly reserved to the Employer or Insurer. The construction of the Plan and any actions and decisions taken thereon in good faith by the committee shall be final and conclusive. The committee may correct any defect, or supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as shall be expedient to carry the Plan into effect and shall be the sole judge of such expediency.

The committee's determinations (including those made by any person or persons to whom the committee's power has been delegated hereunder) on all matters relating to the Plan shall be final, binding and conclusive for all purposes, upon all persons, including without limitation, the Employer, all Eligible Employees and their respective beneficiaries and successors hereunder.

5.4. Payment of Expenses. All expenses of the Plan Administrator shall be paid by the Employer.

5.5. Indemnity of Plan Administrator. The Employer shall indemnify any individual who is a committee member or delegate against any and all claims, loss, damage, expense or liability arising from any action or failure to act, except when due to gross negligence or willful misconduct.

5.6. Agent for Service of Process. The Plan Administrator shall be the agent for the Plan for service of legal process.

ARTICLE VI.

Claims Procedures

6.1.  Claim.

(a) An Eligible Employee or his beneficiary who expects a benefit under the Plan which he has not received, or the authorized representative of such Eligible Employee or beneficiary (each one being hereinafter referred to as a "Claimant") may file a formal claim for benefits with the Plan Administrator. The Plan Administrator shall appoint a named fiduciary to review the claim, taking into account that an independent named fiduciary is required to review any appeal of an adverse benefit determination (any reference in this Claims Procedures section of the Plan to the Plan Administrator shall, where applicable, refer to the named fiduciary appointed by the Plan Administrator to review the initial claim).

(b) The Plan Administrator shall review the claim and render a determination relating to the claim based on this Plan document (including the Plan Administrator's power and authority to interpret and construe the Plan and to make rules relating to the administration of the Plan) and consistent with prior determinations rendered with respect to similarly situated claims.

(c) The Plan Administrator shall notify the Claimant, within 45 days of receipt of the claim, of the Plan Administrator's determination relating to the claim, unless the Plan Administrator determines that matters beyond the control of the Plan Administrator require an extension of time, in which case the Plan Administrator may notify the Claimant, within 45 days of receipt of the claim, of the extension of time, of the circumstances requiring the extension of time, and of the date by which the Plan Administrator expects to render a determination on the claim, which determination must be made within 75 days following the receipt of the claim. If, prior to the end of the extension period, the Plan Administrator again determines that, due to matters beyond the control of the Plan Administrator, a decision cannot be rendered during the extension period, the period may be extended for an additional 30 days (105 days after receipt of the claim). If the extension period is necessary due to the Claimant's failure to submit information necessary to decide a claim, the period that the Plan Administrator has to make the benefit determination will be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(d) Any notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and, if applicable, the Claimant shall have at least 45 days from receipt of the extension notice to provide the specified information.

(e) The extension notice and a benefit determination notice shall be in writing, sent by regular mail to the Claimant's last known address. Any adverse benefit determination notice must contain the following information:

(i) The specific reasons for the determination that is adverse to the Claimant;

(ii) Specific reference to the pertinent Plan provisions, insurance policy provisions, and, if applicable, any internal rule, guideline, protocol, or other similar criterion on which the determination is based. With respect to any reference to an internal rule, guideline, protocol, or similar criterion, the determination notice shall set forth the particular rule, guideline, protocol, or criterion or shall state that such rule, guideline, protocol or criterion will be provided to the Claimant upon request, free of charge;

(iii) If the adverse benefit determination is based on medical necessity, experimental treatment, or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(iv) If applicable, a description of any additional information or material necessary to perfect the claim, and an explanation of why such information or material is necessary; and

(v) An explanation of the claims review procedures and the time limitations of the review procedures applicable thereto, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA.

6.2.  Appeal Procedure.

(a) A Claimant is entitled to request an appeal of an adverse benefit determination. The appeal request must be submitted in writing within 180 days following receipt of an adverse benefit determination notice. The Claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant's claim, including the identity of the medical and vocational experts, if any, whose advice was obtained on behalf of the Plan in connection with an adverse benefit determination, whether or not the advice was relied on in making the determination. The Claimant shall be entitled to submit written comments, documents, records, and other information relating to the claim for benefits.

(b) The review of the adverse benefit determination shall be conducted by an appropriate named fiduciary of the Plan (the "Reviewing Member") who is neither the individual who made the initial adverse benefit determination nor the subordinate of such individual. If, at the time that such review is to be conducted, there is no Named Fiduciary of the Plan who did not also render the initial adverse benefit determination, the Board of Directors of the Employer may appoint an appropriate named fiduciary to conduct this review. This review of the adverse benefit determination shall afford no deference to that initial determination and shall be a new, full, and fair review.

(c) To the extent the initial adverse benefit determination was based on a medical judgment, the Reviewing Member shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who (1) was not consulted in connection with the initial adverse benefit determination and (2) is not the subordinate of any health care professional who was consulted in connection with the initial adverse benefit determination.

(d) The Reviewing Member shall review the appeal of the initial adverse benefit determination (including all comments, documents, records, and other information submitted by the Claimant, regardless of whether such information was submitted with the original claim) and render a final determination relating to the claim based on this Plan document and consistent with prior determinations rendered with respect to similarly situated claims.

6.3.  Plan's Final Benefit Determination.

(a) Within 45 days following the Plan Administrator's receipt of the Claimant's request for an appeal, the Plan Administrator shall notify the Claimant of its final benefit determination relating to the claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim, in which case the Plan Administrator shall notify the Claimant of such extension within 45 days following the Plan Administrator's receipt of the request for an appeal, specifying the special circumstances requiring an extension and the date by which the Plan expects to render its final benefit determination on the appeal, which determination must be rendered and notice given to the Claimant no later than 90 days following the Plan Administrator's receipt of the request for an appeal. If such an extension is required because the Claimant failed to submit information necessary to decide a claim, the time period for making the final benefit determination set forth in the prior sentence shall be tolled from the date on which the extension notification is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(b) The Plan's final benefit determination shall be made in writing to the Claimant. This final benefit determination shall, to the extent applicable, recite the specific reasons for a determination adverse to the Claimant, with specific reference to the pertinent Plan provisions on which the determination is based and state that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim, including the identity of any medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination (whether or not the advice was relied upon in making the determination), and including any internal rule, guideline, protocol, or criterion relied upon in making its final benefit determination. If this final adverse benefit determination is based on medical necessity, experimental treatment, or similar exclusion or limit, the final determination shall contain either an explanation of the scientific or clinical judgment which formed the basis of the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request. The final benefit determination shall contain a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.

6.4. Alternative Dispute Resolution Options. You or your Plan may have other voluntary dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.

ARTICLE VII.

Miscellaneous

7.1. Employment Obligations. The establishment of this Plan shall not be construed as creating any contract of employment between the Employer and any Eligible Employee. Nothing herein contained shall give any Eligible Employee the right to inspect the books of the Employer or to interfere with the right of the Employer to discharge any Eligible Employee from employment or the right of an Eligible Employee to terminate his employment at any time.

7.2. Insurer. No Insurer shall be considered a party to this Plan, or any supplement or amendment thereto. The Plan or any supplement or amendment thereto shall in no way enlarge, change or vary the Insurer's obligations as specifically set forth in any policy issued by it.

7.3. Conflicts of Law. All matters respecting the validity, effect, interpretation and administration of this Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent superceded by ERISA. All matters respecting the validity, effect, i nterpretation and administration of any insurance policy shall be determined in accordance with the laws of the state in which the policy is delivered.

7.4. References. The masculine pronoun shall include the feminine and the singular form shall include the plural, as necessary for proper interpretation of this Plan.

                                          THE PEP BOYS - MANNY, MOE & JACK

                                          By: /s/ Mitchell G. Leibovitz
                                              -------------------------
                                              Mitchell G. Leibovitz,
                                              Chief Executive Officer